Exhibit 10.16
PPM Loan No. 10-03101
FIXED RATE PROMISSORY NOTE
Date: August ___, 2010
The following terms or provisions are used in this Note and are incorporated by reference herein.
Maker: NetREIT, Inc., a Maryland corporation

Maker’s Mailing Address:	NetREIT, Inc.
1282 Pacific Oaks Place
Escondido, California 92029
Attn.: Kathryn Richman

Noteholder:	JACKSON NATIONAL LIFE INSURANCE COMPANY, a Michigan corporation, its successors or assigns
Place for Payment: the office of Noteholder’s correspondent, Northmarq Capital at 3500 American Blvd. W. Suite 500, Bloomington, Minnesota 55431, or at such other place as from time to time may be designated in writing by Noteholder.
Principal Amount: Five Million Dollars ($5,000,000.00)
Interest Rate: Four and sixty-five one-hundredths percent (4.65%) per annum, as may be adjusted to the Reset Rate (as defined in Section 9).
Prepaid Interest Period: the period commencing on the date of this Note through and including August 31, 2010
First Monthly Payment Date: October 1, 2010
Monthly Payment: equal monthly payments of $28,219.04 each (consisting of principal and interest based upon an amortization schedule of 25 years), as may be adjusted during the Extended Term pursuant to the terms of Section 9 hereof
Maturity Date: September 1, 2015, as shall be extended to September 1, 2020, pursuant to the terms of Section 9 hereof
1. Promise to Pay. FOR VALUE RECEIVED, the Maker hereby promises to pay to the order of Noteholder, the Principal Amount (the “Loan”), with interest on the outstanding principal balance thereof from the date hereof until Maturity Date at the Interest Rate or the Default Rate (as applicable), both principal and interest being payable as hereinafter provided in lawful money of the United States of America at the Place for Payment. Interest shall be calculated and paid on the basis of a 30-day month and 360-day year, unless otherwise noted herein.
Fixed Rate Promissory Note

2. Payments. A payment of interest only, based on a 365-day year, on the outstanding principal balance of this Note shall be due and payable in advance on the date hereof in an amount equal to interest accrued during the Prepaid Interest Period. Maker agrees to pay Noteholder the Monthly Payments commencing on the First Monthly Payment Date and continuing thereafter on the same day of each succeeding month through and including the Maturity Date, on which date all unpaid principal and interest, together with any other sums due under the terms of this Note, shall be due and payable.
3. Treatment of Payments. All payments of principal, interest, late charges (as described below), and prepayment premium (as described below), if any, due under this Note shall be paid to Noteholder by wire transfer pursuant to Noteholder’s written wire transfer instructions or by check of immediately available funds delivered to the place for payment set forth in the Terms section above and in such other manner, as Noteholder may from time to time designate in writing. If such payment is received by 2:00 p.m., eastern time, such payment will be credited to Maker’s account as of the date on which received. If such payment is received after 2:00 p.m., eastern time, such payment will be credited to Maker’s account on the business day next following the date on which received. Each installment payment under this Note shall be applied first to the payment of any cost or expense for which Maker is liable hereunder or under the other Loan Documents, including any unpaid late charge, then to accrued interest and the remainder to the reduction of unpaid principal. Time is of the essence as to all payments hereunder.
4. Late Charges. If any monthly installment of principal and/or interest is not paid in full on or before the tenth day of the month in which such payment is due, then a charge for late payment (“Late Charge”) in the amount of five percent (5%) of the amount of such installment shall be immediately assessed and shall be immediately due and payable by Maker. The parties hereby recognize that the Late Charge is a reasonable approximation of an actual loss difficult to estimate. Noteholder’s failure to collect such Late Charge shall not constitute a waiver of Noteholder’s right to require such payment of such Late Charge for past or future defaults. The Late Charge shall be in addition to all other rights and remedies available to Noteholder upon the occurrence of an Event of Default, as hereinafter defined.
5. Default Interest. Upon the occurrence of (a) an Event of Default or (b) the Maturity Date, interest shall accrue hereunder at an annual rate (the “Default Rate”) equal to the lesser of (i) eighteen percent (18%) and (ii) the maximum rate allowed by law. The Default Rate shall accrue on the entire outstanding balance hereof, including, without limitation, delinquent interest and any and all costs and expenses incurred by Noteholder in connection therewith.
6. Security; Definitions.
a.
This Note is made pursuant to a Loan Agreement of even date herewith between Noteholder and Maker (the “Loan Agreement”) and secured by, among other things, the Security Instrument of even date herewith in favor of Noteholder granting a first lien on certain real property described therein, and granting a security interest in certain personal property, fixtures and equipment described therein.

b.	Capitalized terms not otherwise defined in the preamble or in other provisions of this Note shall have the meanings ascribed to such terms in the Loan Agreement.

c.	The terms and provisions of the Loan Agreement are incorporated herein by reference (as if such terms and provisions were set forth in this Note).
Fixed Rate Promissory Note

7. Event of Default. Upon the occurrence of an Event of Default, Noteholder shall have the option of declaring the indebtedness evidenced hereby to be immediately due and payable (the “Loan Acceleration”). After the Loan Acceleration, Noteholder shall have the option of applying any payments received to principal or interest or any other costs due pursuant to the terms of this Note or the other Loan Documents. Interest at the Default Rate shall continue to accrue on any judgment Noteholder may obtain against Maker on this Note or the Security Instrument until Noteholder acquires record title to the Project or the judgment and interest and costs have been paid in full. Noteholder may include any applicable prepayment premium, attorney fees and costs of suit in any complaint, judgment or assessment of damages filed or entered pursuant to this Note and/or the Security Instrument.
8. Prepayment. Interest accruing during the calendar month of any prepayment shall be calculated and paid on the basis of a 365-day year (and shall include the day such prepayment is received by Lender. No prepayment of the principal balance of this Note shall be allowed until after the Lockout Period Expiration Date. For purposes hereof, the Lockout Period Expiration Date shall mean the date which is thirty (30) months after the First Monthly Payment Date. Prepayment of the principal balance of this Note shall be allowed beginning with the first day of the first month following the Lockout Period Expiration Date.
After the Lockout Period Expiration Date, prepayment is permitted in full but not in part, upon thirty (30) days’ written notice, with payment to Noteholder of a yield maintenance premium (“Premium”) equal to the greater of (i) one percent (1%) of the outstanding principal balance at the time of prepayment or (ii) the present value on the date of prepayment of all future principal and interest payments beginning with the next payment due on the month following the pay-off date, including any balloon payments assuming payment in accordance with the repayment terms of this Note, less the current outstanding principal balance of the Loan. The interest rate used in calculating the present value shall be the Treasury Rate, as defined herein, divided by twelve (12).
If more than two years remain from the payoff date to the Maturity Date, the term “Treasury Rate,” as used herein, shall be the straight line interpolation of the current annual yield (or, if none, the most recent previous yield) of the two Key U.S. Treasury Securities (as hereinafter defined), which are closest to the Maturity Date (both before and after). The “Key U.S. Treasury Securities” are the 2, 5, 10 and 30 year U.S. Treasury Securities as published by Bloomberg, at 4 p.m. central time three (3) days prior to the payoff date. By way of example and not limitation, if 7 and 1/2 years remain until the Maturity Date at the time of prepayment, the straight line interpolation of the Treasury Rate would be the average of the then annual current yield (or, if none, the most recent previous yield) of the 5-year and the 10-year U.S. Treasury Securities. If less than two years remain from the payoff date to the Maturity Date, the term “Treasury Rate” as used herein, shall mean the Interpolated Curve Function (“ICUR”)as calculated by Bloomberg at 4 p.m. central time three (3) days prior to the payoff date. The ICUR interpolates the relevant shorter term U.S. Treasury Bonds or Notes to provide a current annual yield for the remaining term.
Fixed Rate Promissory Note

If any of the Key U.S. Treasury Securities are no longer in use or if for any reason Bloomberg ceases to publish such information, the Treasury Rate shall be based on the annual yields reported in another publication of comparable reliability and institutional acceptance or other relevant replacement of U.S. Treasury Securities as selected by Noteholder in its sole discretion.
During the Extended Term, the aforementioned prepayment schedule shall recommence and shall apply to the Extended Term except that no Premium shall apply to a payment in full during the last ninety (90) days of the Extended Term.
No Premium shall apply to a payment due to taking through condemnation or a casualty where Lender applies proceeds to pay down the Loan. No involuntary partial prepayment shall suspend or reduce any required monthly payments. If the Loan has been accelerated after an Event of Default and Maker wishes to pay the Loan in full, the payment tendered must include either (i) the applicable prepayment premium, if the payment is tendered after the lockout period expiration date, or (ii) the greater of such prepayment premium or 10% of the principal amount owed on the date of such Event of Default, if the payment is tendered prior to the lockout period expiration date.
Maker acknowledges that, in establishing the Interest Rate, Noteholder has assumed and taken into account the fact that the loan evidenced hereby will not be prepaid (other than at the times, and on the terms, herein provided) and that there will be no prohibited transfer of the Property or any other event which would cause Noteholder to accelerate the Maturity Date. The provisions hereof relating to Maker’s payment of a premium in the event of an acceleration are intended to compensate Noteholder in the event that this assumption proves to be incorrect. Maker hereby acknowledges that: (a) the inclusion of this waiver of prepayment rights and agreement to pay the prepayment charge for the right to prepay this Note was separately negotiated with Noteholder; (b) the economic value of the various elements of this waiver and agreement was discussed; (c) the consideration given by Maker for the loan was adjusted to reflect the specific waiver and agreement negotiated between Maker and Noteholder and contained herein; and (d) this waiver is intended to comply with California Civil Code Section 2954.10.
NETREIT, Inc., a Maryland corporation

BY:
Name: Kenneth W. Elsberry
Its: Chief Financial Officer
9. Interest Rate Reset and Extension of Maturity Date. The Maturity Date shall be extended from September 1, 2015, to September 1, 2020 (the “Extended Term”), as set forth in this Section 9.
Fixed Rate Promissory Note

(a) Noteholder, in its sole and absolute discretion, may reset the interest rate (the “Reset Rate”) during the Extended Term. If Noteholder so elects to implement a Reset Rate, then during the fifty forth (54th) full month to the fifty sixth (56th) full month of the Loan term Noteholder shall provide Maker with written notice of its intent to do a Reset Rate (the “Rate Notice”). The Rate Notice shall set forth the new interest rate spread and index to be used to determine the Reset Rate, each of which shall be determined by Noteholder in its sole and absolute discretion. The final Reset Rate shall be calculated and disclosed to Maker during the first two weeks of the fifty ninth (59th) full month of the Loan term. If Maker accepts the Reset Rate it shall do so unconditionally and in writing not later than the last day of the fifty ninth (59th) full month of the Loan term, and upon acceptance of the Reset Rate the Maturity Date shall automatically be extended to September 1, 2020. Commencing on the first day of the Extended Term, interest shall accrue at the Reset Rate and the Monthly Payment shall be adjusted based upon the Reset Rate (using the same amortization schedule). Maker shall execute and/or deliver such documentation as Noteholder shall require to evidence the extension, including the change in interest rate and Monthly Payment. If Maker does not accept the Reset Rate within the time period set forth above, Maker shall be deemed to have rejected the Reset Rate and rejected the Extension Term and the Loan shall be due and payable on the original Maturity Date. Maker shall deliver to Noteholder such Project information (such as current operating statements, rent rolls, market data and financial statements) as Noteholder may require in connection with its determination of whether to impose a Reset Rate and a failure to promptly deliver such information upon Noteholder’s request shall constitute an Event of Default. All costs and expenses of the extension, including any title charges and Noteholder’s reasonable attorneys fees, shall be borne by Maker.
(b) If Noteholder does not deliver a Rate Notice to Maker as set forth in Section 9(a) above, then the Loan shall be deemed automatically extended and the Extended Term shall automatically take effect on the original Maturity Date.
10. Limitation on Personal Liability. The provisions of Section 9.18 of the Loan Agreement are hereby incorporated by reference.
11. Non-Usurious Loan. It is the intent of Noteholder and Maker in this Note and the other Loan Documents now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Noteholder and Maker stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, including, the Loan Documents, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, or interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law. Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note, the Loan Documents and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. Noteholder expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note is accelerated for any reason or if the principal of this Note is paid prior to the Maturity Date, and as a result thereof the interest received for the actual period of existence of this Note exceeds the applicable maximum lawful rate, Noteholder shall, at its option, either refund the amount of such excess or credit the amount of
Fixed Rate Promissory Note

such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Noteholder collects monies which are deemed to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the lawful rate shall, upon such determination, at the option of Noteholder, be either immediately returned or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Maker acknowledges that it believes this Note and all interest and fees paid in connection with the loan represented by this Note, to be non-usurious. Maker agrees that if, at any time, Maker should believe that this Note or the loan represented by this Note is in fact usurious, Maker will give Noteholder notice of such condition and Maker agrees that Noteholder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such condition exists. The term “applicable law” as used in this Note shall mean the laws of the State of California or the laws of the United States, whichever allows the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.
12. Noteholder’s Attorney Fees. Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after an Event of Default, or if the lien or priority of the lien represented by the Security Instrument or the other Loan Documents is the subject of any court proceeding, Maker and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay to Noteholder in addition to the principal and interest due and payable hereon reasonable attorney and collection fees including those incurred by Noteholder for any appeal.
13. Maker’s Waivers. Maker and all endorsers, guarantors and sureties of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, notice of acceleration, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.
14. Payment of Taxes and Fees. Maker agrees to pay the cost of any revenue, tax or other documentary fee or stamps now or hereafter required by law to be affixed to this Note or the Security Instrument.
Fixed Rate Promissory Note

15. Governing Law. This Note and the rights, duties and liabilities of the parties hereunder and/or arising from or relating in any way to the indebtedness evidenced by this Note or the transaction of which such indebtedness is a part shall be governed and construed for all purposes by the law of the State of California.
16. Replacement or Bifurcation of Note. If this Note is lost or destroyed, the Maker shall, at the Noteholder’s request, execute and return to the Noteholder a replacement promissory note identical to this Note, provided the Noteholder delivers to the Maker an affidavit to the foregoing effect. Upon delivery of the executed replacement Note, the Noteholder shall indemnify the Maker from and against its actual damages suffered as a result of the existence of two Notes evidencing the same obligation. No replacement of this Note under this Section shall result in a novation of the Maker’s obligations under this Note. In addition, the Noteholder may at its sole and absolute discretion require that the Maker execute and deliver two separate promissory notes, which shall replace this Note as evidence of the Maker’s obligations. The two replacement notes shall, taken together, evidence the exact obligations set forth in this Note. The replacement notes shall be independently transferable. If this Note is so replaced, the Noteholder shall return this Note to the Maker marked to evidence its cancellation. Noteholder shall pay all costs incurred by it with respect to documenting such replacement notes. Maker acknowledges the need to act promptly upon its receipt of the documentation evidencing any request by Noteholder that the Note be replaced pursuant to this Section and agrees that Maker will meet the reasonable deadlines of Noteholder provided that Maker has received the applicable documents at least ten (10) business days prior to such deadline. Furthermore, Maker agrees to reasonably cooperate with Noteholder to effectuate the obtainment of such title policy endorsements, or new title evidence and other assurances and documents as Noteholder shall reasonably require.
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Fixed Rate Promissory Note

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the day and year first above written.

NETREIT, INC., a Maryland corporation

BY:
Name: Kenneth W. Elsberry
Its: Chief Financial Officer

Taxpayer Identification: 33-0841255
Fixed Rate Promissory Note

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